FIFTH AMENDMENT

TO

STANDARD FORM COMMERCIAL LEASE

This Fifth Amendment to Standard Form Commercial Lease (this “Fifth Amendment”) is made and entered into as of the 25th day of January, 2021, by and between GIFFORD INVESTMENTS, INC., a Massachusetts corporation with an address at 250 Rumstick Road, Barrington, Rhode Island 02806 (hereinafter referred to as the “Lessor”) and CPS TECHNOLOGIES CORP., a Delaware corporation with its principal place of business located at 111 South Worcester Street, Norton, Massachusetts 02766 (f/k/a Ceramics Process Systems Corporation)(hereinafter referred to as the “Lessee”).

WHEREAS, Lessor and Lessee entered into that certain Standard Form Commercial Lease dated July 19, 2006 (the “Original Lease”), as amended by that certain Amendment #1 to Standard Form Commercial Lease dated November 7, 2008 (the “First Amendment”), that certain Amendment #2 to Standard Form Commercial Lease dated May 7, 2009 (the “Second Amendment”), that certain Third Amendment to Standard Form Commercial Lease dated January 6, 2015 (the “Third Amendment”), and that certain Fourth Amendment to Standard Form Commercial Lease dated February 28, 2018 (the “Fourth Amendment”)(the Original Lease, as so amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment hereinafter collectively referred to as the “Lease”) for certain premises presently consisting of an aggregate 38,902 square feet of space (the “Leased Premises”) located on approximately seven acres of land improved with buildings including a main building, a building designated as “building #4” and a garage located at 111 South Worcester Street, Norton, Massachusetts, as more fully described in the Lease; and

WHEREAS, Lessor and Lessee again desire to amend the Lease to, among other things, extend the term of the Lease, as more specifically provided in this Fifth Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Effect of Amendment; Conflicts. The Lease is hereby amended by this Fifth Amendment, and the Lease is only amended to the extent expressly set forth herein. Except as otherwise expressly provided herein, all other provisions of the Lease shall remain in full force and effect and are hereby ratified and affirmed. In the event of a conflict between the terms of this Fifth Amendment and the terms of the Lease, the terms of this Fifth Amendment shall govern.

2.            Defined Terms and Interpretation. Capitalized terms used in this Fifth Amendment without definition shall have the meanings assigned to such term in the Lease, unless and then only to the extent such defined terms have been modified or redefined in this Fifth Amendment.

3.            Amendments.

a.            Amendment of Section 3 - Term.

i.                Section 3 of the Lease, as amended to date, is hereby amended to provide Lessee one additional individual option (the “Additional Option”) to extend the term of the Lease for an additional five (5) year term, such extended term commencing on March 1, 2021 and ending on February 28, 2026 (the “Fifth Extended Term”). Lessor and Lessee agree and acknowledge that Lessee is hereby deemed to have duly and timely exercised its Renewal Option to extend the term of the Lease for each of the Second Extended Term (also known as the Second Amended Term), the Third Extended Term and the Fourth Extended Term, and the Lease is hereby deemed to have been so extended. In addition, Lessee hereby irrevocably exercises its Additional Option to further extend the term of the Lease for the Fifth Extended Term and the parties agree and acknowledge that the Lease term is so extended and the Lease term, as so extended, shall expire on February 28, 2026. Lessor and Lessee further agree and acknowledge that the foregoing extensions are deemed to have been exercised in accordance with any and all applicable notice requirements under the Lease.

ii.                Subject to the conditions set forth herein, Section 3 of the Lease is further amended to provide Lessee three individual options (each, a “Renewal Option”) to extend the term of the Lease for three additional two year terms (each, an “Extended Term”), the first extended term to commence March 1, 2026 and expire on February 28, 2028, the second extended term to commence March 1, 2028 and expire February 28, 2030, and the third extended term to commence March 1, 2030 and expire February 28, 2032. Lessor and Lessee agree and acknowledge that Lessee shall only have the right to exercise any such Renewal Option for an Extended Term if Lessee is not in default under the Lease beyond any applicable notice and cure periods, either at the time of exercise of any Renewal Option or at the period of time the Extended Terms provided for herein commence. Lessee shall provide written notice to Lessor of its election to exercise a Renewal Option to extend the term of the Lease for one or more additional Extended Terms not less than 180 days prior to the expiration of the then-current term (the “Renewal Notice”). Lessee’s Renewal Notice shall be effective to extend the term of the Lease without further documentation, provided that at any time after Lessee has exercised a Renewal Option, Lessor and Lessee, upon request of either, shall sign and acknowledge a memorandum evidencing Lessee’s exercise of a Renewal Option and stating the date as to which such Extended Term will expire. For purposes hereof, the term “Term” shall mean the Initial Term and any Extended Term. Lessee’s exercise of a Renewal Option for any Extended Term shall not obligate it to exercise a Renewal Option for any subsequent Extended Term, and Lessee’s failure to exercise a Renewal Option for any such Extended Term shall result in the expiration of the Lease unless otherwise mutually agreed in writing by the parties.

b.            Amendment of Section 4 - Rent. Section 4 and Schedule A of the Lease, as amended to date, are hereby amended to provide that the Annual Rent and Monthly Rent for the Leased Premises shall be as follows:

Rental Period	Annual Rent	Monthly Rent
March 1, 2021 – February 28, 2022	$152,400	$12,700
March 1, 2022 – February 28, 2023	$162,000	$13,500
March 1, 2023 – February 29, 2024	$162,000	$13,500
March 1, 2024 – February 28, 2025	$165,240	$13,770
March 1, 2025 – February 28, 2026	$165,240	$13,770
March 1, 2026 – February 28, 2027	$168,545	$14,045.42
March 1, 2027 – February 29, 2028	$168,545	$14,045.42
March 1, 2028 – February 28, 2029	$171,916	$14,326.33
March 1, 2029 – February 28, 2030	$171,916	$14,326.33
March 1, 2030 – February 28, 2031	$175,354	$14,612.83
March 1, 2031 – February 29, 2032	$173,354	$14,612.83

4.            Miscellaneous.

a.            Brokerage. Each of Lessor and Lessee represents and warrants to the other that it has not engaged or otherwise dealt with any real estate broker, finder or agent in connection with this Fifth Amendment or its negotiation or any other party that could claim a brokerage commission or finder’s fee. Each party shall indemnify the other and hold it harmless from any cost, expense or liability (including costs of suit and reasonable attorney’s fees) for any compensation, commission or fees claimed by any real estate broker, finder or agent in connection with this Fifth Amendment or the negotiation hereof by reason of any act of the indemnifying party.

b.            No Representations. Each party acknowledges that the other has made no representations or warranties of any kind except be specifically set forth in this Fifth Amendment.

c.            Confidentiality. Lessor and Lessee shall maintain the terms and conditions of this Fifth Amendment as confidential and shall not disclose the terms and conditions to any third parties for any purposes, provided, however, that the parties shall be entitled to disclose such information as required by law (including applicable securities laws), and to their business, accounting and legal advisors to the extent necessary and appropriate for such advisors to render advice and for a party hereto to receive such advice. Any party disclosing such information in breach of this Section 4(c) shall be liable to the other party, and the non-breaching party shall have all rights and remedies in equity and at law against the breaching party for such improper disclosure, including without limitation damages.

d.            General. This Fifth Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Should any provision which constitutes a part of this Fifth Amendment be held null, illegal, or unenforceable, the validity, legality and enforceability of all other provisions of this Fifth Amendment or the Lease shall in no way be prejudiced or affected. This Fifth Amendment is being delivered and is intended to be performed in the Commonwealth of Massachusetts and shall be construed and enforced in accordance with the laws of such jurisdiction.

e.            Execution. This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Fifth Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(Signatures appear on following page.)

IT WITNESS WHEREOF, the parties hereto have entered into this Fifth Amendment to Standard Form Commercial Lease as of the date first above written.

LESSOR:

Gifford Investments, Inc.

By:       /s/ Deborah Roach

Name: Deborah Roach

Title: Agent for Gifford

LESSEE:

CPS Technologies Corp.

By:       /s/ Grant C. Bennett

Name: Grant C. Bennett

Title: President